Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jim Gustafson

(310) 536-2585

Jim.Gustafson@DaVita.com

DaVita Inc. Announces Receipt of OIG Subpoena in Connection with Previously Reported Investigation

Denver, (June XX, 2010) – DaVita Inc. (NYSE: DVA), a leading provider of kidney care services for those diagnosed with chronic kidney disease (CKD), announced today that on May 28, 2010, it received a subpoena from the Dallas office of the Department of Health and Human Services, Office of Inspector General (OIG). The subpoena relates to a civil investigation that was previously disclosed by the company during its earnings call on April 27, 2010, and in its quarterly report on form 10-Q for the period ended March 31, 2010.

The subpoena applies to the company and its subsidiaries and covers a time period from Jan. 1, 2005, through the present. The subpoena requests documents relating to the Company’s operations, including those related to, among other things, financial relationships with physicians and joint ventures. The subject matter of the subpoena overlaps with the subject matter of a previously disclosed investigation being conducted by the United States Attorney’s Office for the Eastern District of Missouri in St. Louis, which was initiated in March 2005, and has been quiet since the company’s last document production in December 2009. The company intends to meet with representatives of the government to discuss the scope of the subpoena and the production of responsive documents.

To the company’s knowledge, no proceedings have been initiated against it at this time, although the company cannot predict whether proceedings might be initiated. The company intends to cooperate with the government’s investigation.

Kent Thiry, chairman & CEO of DaVita stated, “We have worked hard to create and sustain a culture of compliance at DaVita, as well as the policies and systems to support that culture. We respect the government’s responsibility to ensure the appropriateness of provider practices. We intend to work cooperatively in response to this inquiry and look forward to resolving the matter. We take these matters seriously and are proud of our 10-year public record of outstanding regulatory compliance.”

DaVita is a registered trademark of DaVita Inc. All other trademarks are the property of their respective owners.

About DaVita Inc.

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services and education to patients with chronic kidney failure and end stage renal disease. As of March 31, 2010, DaVita operated or provided administrative services at 1,544 outpatient dialysis facilities, serving approximately 119,000 patients. DaVita develops, participates in and donates to numerous programs dedicated to transforming communities and creating positive, sustainable change for children, families and our environment. The company’s leadership development initiatives and corporate social responsibility efforts have been recognized by Fortune, Modern Healthcare, Newsweek and WorldBlu, among others. For more information, please visit www.davita.com.

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